Exhibit 10.1

EXECUTIVE COMPENSATION LETTER

This Executive Compensation Letter (this “Letter”) set forth the terms of employment between Entravision Communications Corporation (the “Company”), and Christopher Young (the “Executive”), effective as of July 1, 2023 (the “Effective Date”).

1. Position. Executive will serve as the Company’s Chief Financial Officer, will report directly to the Company’s Chief Executive Officer (the “CEO”) and will perform such duties as are customarily performed by such position, including the duties as may be assigned from time to time that are consistent with such position. The principal location at which Executive is required to provide services to the Company during the term of employment will be the Company’s corporate office in Santa Monica, California.

2. Compensation and Benefits.

a. Salary. Executive will receive a gross base annual salary of $825,000, payable in installments according to the Company’s regular paydays, less any applicable tax deductions and withholding (the “Base Annual Compensation”).

b. Bonus. Executive is eligible to receive an annual bonus in a target amount equal to 60% of Executive’s base salary, determined in accordance with the Company’s executive bonus plan in effect for the applicable calendar year.

c. Benefits. Executive is eligible to participate in the Company’s benefit programs and plans, as may be amended from time to time. The Company will pay for the cost of medical and dental coverage for Executive and Executive’s dependents under the Company’s established medical and dental benefit plans at no cost to Executive. During the Employment Term, the Company will pay a portion of the expense of life insurance coverage maintained by Executive in an amount to be agreed upon.

d. Time Off and Holidays. Executive will be entitled to discretionary time off in accordance with the policies established by the Company for its employees, as may be amended from time to time. Executive will also be entitled to the paid holidays as set forth in the Company’s policies.

e. Automobile Allowance. Executive will receive $1,000 per month as an allowance in respect of automobile expenses, payable in accordance with the Company’s payroll policies.

f. Equity Incentive Grants. Executive is eligible for equity incentive grants under the Entravision Communications Corporation 2004 Equity Incentive Plan, subject to the discretion of the Compensation Committee of the Board of Directors of the Company.

g. Expenses. The Company will reimburse Executive for all necessary and reasonable expenses incurred by Executive as a direct consequence of the performance of Executive’s duties for the Company, in accordance with the Company’s employment policies and subject to Executive’s submission of receipts and applicable documentation in accordance with the Company’s policies.

3. At-Will Employment. Executive’s employment with the Company will be on an “at will” basis, meaning that either Executive or the Company may terminate Executive’s employment at any time with or without cause or advance notice. Nothing in this letter or in any document or statement, and nothing implied from any course of conduct, will limit the Company’s or Executive’s right to terminate Executive’s at-will employment with the Company.

4. Severance. Executive is designated as a “Covered Executive” for purposes of the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”) and Executive will be eligible for severance benefits thereunder in accordance with the terms and conditions of the Severance Plan.

5. Employee Handbook and Covenants Agreements. Executive is required, as a condition to and in consideration of employment, and continued employment, with Entravision, to sign and acknowledge receipt of Entravision’s Employee Handbook and Executive’s agreement to comply with Entravision’s employment policies as well as Entravision’s agreements applicable to confidentiality, non-solicitation and other employment covenants.

6. Obligations to the Company. Executive will devote their entire productive time, ability and attention to the Company’s business during the term of employment. Executive will not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO. The foregoing will not preclude Executive from engaging in appropriate civic, charitable or religious activities or from devoting a reasonable amount of time to passive private investments or from serving on the boards of directors of other entities (provided that any director position will require the prior written consent of the CEO), as long as such activities and/or services do not interfere or conflict with Executive’s responsibilities to the Company. Executive will not directly or indirectly acquire, hold or retain any interest in any business competing with or similar in nature to the business of the Company, or which in any other way creates a conflict of interest, except for up to one percent (1%) ownership interests in public companies. During the term of employment, Executive will not in any way engage or participate in any business that is in competition with the Company. In performing job duties, Executive will abide by all applicable federal, state and local laws, as well as the Company’s bylaws, rules, regulations and policies, as may be amended from time to time.

7. Miscellaneous.

a. Indemnification. The Company will indemnify Executive consistent with the Company’s other executive officers and its legal obligations under California Labor Code Section 2802.

b. Entire Agreement. This letter, together with applicable additional employment agreements such as those related to arbitration, confidentiality, non-solicitation and other employment covenants, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior or contemporaneous, express or implied, written or oral agreements, representations and conditions between the parties with respect thereto. The terms of this letter may not be amended or modified except by a writing signed by both Executive and the Company.

c. Governing Law and Venue. This letter and Executive’s employment with the Company will be governed by, construed and enforced in accordance with the laws of the State of California, and without the aid of any canon, custom or rule of law requiring construction against the draftsman. The parties consent to submit to the exclusive jurisdiction of the courts of the State of California and the United States of America located in the State of California, County of Los Angeles, for any action, suits or proceedings arising out of or relating to Executive’s employment with the Company, and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought in any such court.

d. Other. The waiver by either party, or the failure of either party to claim a breach of any provision of this Letter, shall not operate or be construed as a waiver of any subsequent breach. If any provision hereof is found to be invalid or unenforceable by any court, the remaining provisions hereof will remain in effect unless such partial invalidity or unenforceability would defeat an essential business purpose of this letter. This letter may be executed in counterpart originals, may be signed by electronic signature and exchanged by email or other electronic form, with the same legal effect as if all signatures had appeared in original handwriting on the same physical document.

The parties acknowledge and agree to the terms of this Letter by signing and dating in the applicable space below.

Entravision Communications Corporation Executive

/s/ Mark Boelke /s/ Christopher T. Young

Name: Mark Boelke Name: Christopher T. Young

Title: General Counsel and Secretary